Exhibit 5.1

Exhibit 5.1 – Opinion of McGuireWoods LLP – Legality

[LETTERHEAD OF MCGUIREWOODS LLP]

February 5, 2008

CarMax Auto Funding LLC

12800 Tuckahoe Creek Parkway, Suite 400

Richmond, Virginia 23238

CarMax Auto Funding LLC

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for CarMax Auto Funding LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on February 5, 2008 in connection with the registration by the Company of Asset Backed Notes (the “Notes”). As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by a trust (each, a “Trust”) to be formed by the Company. Each series of Notes will be issued pursuant to an Indenture (each, an “Indenture”) between the related Trust and an indenture trustee designated therein.

In connection with this opinion, we have examined and relied upon the Registration Statement, including the form of prospectus and the form of prospectus supplement included therein (together, the “Prospectus”), the form of Indenture incorporated by reference as an exhibit thereto and such other documents as we have deemed necessary for purposes of this opinion.

This opinion is limited to the federal laws of the United States, the laws of the State of New York and the laws of the Commonwealth of Virginia, and we do not express any opinion concerning any other law.

Based upon and subject to the forgoing, we are of the opinion that, when the Notes of a series have been duly executed and authenticated in accordance with the terms of the related Indenture and have been delivered and sold as contemplated by the Registration Statement, the Notes will be valid and legally binding obligations of the related Trust, enforceable against such Trust in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

February 5, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to McGuireWoods LLP under the headings “Material Federal Income Tax Consequences” and “Legal Opinions” in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ MCGUIREWOODS LLP